================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               TRANSMATION, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                TRANSMATION LOGO

                                AUGUST 19, 1997

     The Annual Meeting of Shareholders of TRANSMATION, INC. (the "Company") will be held at the Hutchison House, 930 East Avenue, Rochester, New York, on Tuesday, August 19, 1997 at 12:00 noon, local time, for the following purposes more fully described in the accompanying proxy statement:

     1. To elect three directors of the Company.

     2. To consider and act upon two proposals which have the effect of "transferring" 350,000 previously authorized shares from one employee benefit plan to another. Specifically:

        A. a proposal to approve and ratify an amendment to the Transmation, Inc. Employees' Stock Purchase Plan which reduces the total number of shares available for purchase thereunder from 450,000 to 100,000; and

        B. a proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which increases the total number of shares available for option grants thereunder from 600,000 to 950,000.

     3. To consider and act upon a proposal to approve and ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

     4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 25, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    John A. Misiaszek
                                                        Secretary
Dated: July 8, 1997

                               TRANSMATION, INC.
                             10 VANTAGE POINT DRIVE
                           ROCHESTER, NEW YORK 14624

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Transmation, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company which will be held on Tuesday, August 19, 1997, and at any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to shareholders on or about July 8, 1997. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other three proposals described in this proxy statement and the accompanying notice of meeting.

     As of June 25, 1997, the record date for the Meeting, there were 2,851,960 shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), issued and outstanding. Only shareholders of record on the books of the Company at the close of business on June 25, 1997 are entitled to notice of and to vote at the Meeting. Each such shareholder is entitled to one vote for each share of Common Stock registered in his or her name. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. Directors are elected by a plurality of the votes cast at the Meeting with a quorum present. The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for approval of each of the other three proposals described in this proxy statement and the accompanying notice of meeting.

     Shareholders are entitled to cumulate votes in the election of directors provided a shareholder gives the President, a Vice President or the Secretary of the Company notice that he or she desires that voting at the Meeting be cumulative. Such notice must be in writing and must be given at least 48 hours before the time fixed for holding the Meeting. In addition, a formal announcement must be made at the commencement of the Meeting by the Chairman, the Secretary or by or on behalf of the shareholder, stating that such notice has been given. In the event such notice is not received by the Company within the prescribed time, shareholders will not be entitled to cumulate votes.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other telecommunication. In addition, the Company has retained Regan & Associates, Inc., a professional solicitation firm, which may assist in soliciting proxies for a fee estimated at $3,250 plus reimbursement of out-of-pocket expenses. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

     The Board of Directors has declared a 2-for-1 stock split in the form of a 100% stock dividend, payable July 22, 1997 to shareholders of record on July 1, 1997. None of the numbers of shares or per share prices set forth herein have been adjusted to reflect this stock split.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information as of June 25, 1997 regarding the only persons known to the Company to be a record or beneficial owner of more than 5% of the Common Stock.

                                    NUMBER OF SHARES
      NAME AND ADDRESS              OF COMMON STOCK         PERCENT OF
     OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)     CLASS (1)
-----------------------------    ----------------------     ----------
William J. Berk                          409,762               14.4%
9258 Vista Del Lago
Boca Raton, FL 33428

E. Lee Garelick                          170,048                6.0
210 Commerce Drive
Rochester, NY 14623

---------------

(1) As reported by such persons as of June 25, 1997, with such percentage based on 2,851,960 shares issued and outstanding.

     The following table sets forth certain information as of June 25, 1997 regarding the Common Stock held by (i) each director of the Company, (ii) each "Named Executive" (see "EXECUTIVE COMPENSATION"), and (iii) all directors and executive officers of the Company as a group.

                                    NUMBER OF SHARES
                                    OF COMMON STOCK         PERCENT OF
  NAME OF BENEFICIAL OWNER       BENEFICIALLY OWNED (1)     CLASS (1)
-----------------------------    ----------------------     ----------
Angelo J. Chiarella                       18,122(2)             0.6%
E. Lee Garelick                          170,048                6.0
Nancy D. Hessler                             375                  -
Robert G. Klimasewski                     68,969(3)             2.4
Cornelius J. Murphy                       10,781(4)             0.4
John W. Oberlies                           5,992(5)             0.2
Harvey J. Palmer                          12,846(5)             0.5
Arthur M. Richardson                      12,239(4)             0.4
Philip P. Schulp                         107,356(6)             3.8
Eric W. McInroy                           25,184(7)             0.9
John A. Misiaszek                         41,569(8)             1.5
All directors and executive              473,481(9)            16.0
officers as a group (11
  persons)

---------------

(1) As reported by such persons as of June 25, 1997, with percentages based on 2,851,960 shares issued and outstanding except where the issuance of shares pursuant to presently exercisable options or warrants indicated in the other footnotes hereto would increase the number of shares owned by such person and the number of shares outstanding.

(2) Includes 3,200 shares jointly owned by Mr. Chiarella and his wife, and presently exercisable warrants to purchase an aggregate of 4,000 shares.

(3) Includes presently exercisable options and warrants to purchase an aggregate of 52,500 shares.

(4) Includes presently exercisable warrants to purchase an aggregate of 4,000 shares.

(5) Includes presently exercisable warrants to purchase an aggregate of 1,500 shares.

(6) Includes 400 shares owned by Mr. Schulp's wife, and presently exercisable options to purchase an aggregate of 5,000 shares.

(7) Includes presently exercisable options to purchase an aggregate of 23,382 shares.

(8) Includes (i) 15,072 shares jointly owned by Mr. Misiaszek and his wife, (ii) 200 shares owned by his wife as custodian for their child (as to which shares Mr. Misiaszek disclaims beneficial ownership), and (iii) presently exercisable options to purchase an aggregate of 6,000 shares.

(9) Includes presently exercisable options and warrants to purchase an aggregate of 101,882 shares.

                             ELECTION OF DIRECTORS

     Three of the Company's nine directors are to be elected by the shareholders at the Meeting, each to hold office for a term expiring in 2000 or until his successor is duly elected and qualifies.

     The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below. The votes represented by such proxies may be cumulated if notice is given as described in "GENERAL INFORMATION."

     The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

                       PROPOSED FOR ELECTION AS DIRECTORS
                           AT THE 1997 ANNUAL MEETING

                                                                                      DIRECTOR
                               NAME AND BACKGROUND                                     SINCE
----------------------------------------------------------------------------------    --------
CORNELIUS J. MURPHY, age 66, has served as Chairman of the Board of the Company         1991
  since January 1995. He has been Senior Vice President in the Rochester, New York office of Goodrich & Sherwood Company (human resources management consulting)
  since 1990. For over 35 years prior to that, he was employed by Eastman Kodak
  Company in various executive positions, most recently Senior Vice President and a Director in the office of the Chairman. Mr. Murphy also serves on the Board of
  Directors of Rochester Gas & Electric Corporation.

DR. HARVEY J. PALMER, age 51, is Professor and Chair of the Department of Chemical      1987
  Engineering in the College of Engineering and Applied Science of the University
  of Rochester, Rochester, New York (education and scientific research), where he has been a member of the faculty since 1971.

ARTHUR M. RICHARDSON, age 70, has been President of Richardson Capital Corp.,           1985
  Rochester, New York (investments) since 1986. From 1974 to 1986 he served as
  Chairman and Chief Executive Officer of Security N.Y. State Corp., a commercial bank holding company. Mr. Richardson also serves on the Board of Directors of
  Raymond Corporation.

                      DIRECTORS WHOSE TERMS DO NOT EXPIRE
                           AT THE 1997 ANNUAL MEETING

     The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                                            DIRECTOR       TERM
                           NAME AND BACKGROUND                               SINCE        EXPIRES
-------------------------------------------------------------------------   --------      -------
ANGELO J. CHIARELLA, age 63, has served as President and Chief Executive      1967          1999
  Officer of Midtown Holdings Corp., Rochester, New York (commercial real estate) since 1963. He also serves on the Board of Directors of
  Rochester Gas & Electric Corporation.

E. LEE GARELICK, age 62, has been employed by the Company as a senior         1996          1999
  executive since April 1996. From June 1979 until April 1996, he was
  President and part owner of Altek Industries Corp. ("Altek"),
  Rochester, New York (manufacturer of calibration instrumentation), which was acquired by the Company in April 1996.

NANCY D. HESSLER, age 51, was elected to the Board on April 1, 1997 to        1997          1998
  fill the unexpired portion of the term of Gerald R. Katz, who retired from the Board. Since May 1996, she has been Group Manager of Human
  Resources for Rochester Gas & Electric Corporation, Rochester, New York
  (public utility). From 1991 until May 1996, Ms. Hessler served as Human
  Resource Manager of the Advanced Imaging Business Unit and as Manager
  of Sourcing for the General Services Division of Xerox Corporation.

ROBERT G. KLIMASEWSKI, age 54, has served as President and Chief              1982          1998
  Executive Officer of the Company since June 1994. He is also Vice
  Chairman of Burleigh Instruments, Inc., Rochester, New York
  (manufacturer of laser instrumentation and micropositioning equipment), which he founded in 1972.

JOHN W. OBERLIES, age 58, has been Executive Director and Chief Operating     1987          1999
  Officer of Rochester Individual Practice Association, Inc., Rochester,
  New York (health care), since September 1995. From 1990 until September
  1995, he served as Chief Operating Officer of LeChase Construction.

PHILIP P. SCHULP, age 65, is a Vice President of the Company. He served       1974          1998
  as Vice President-Sales from 1987 to 1991, and as a Vice President in other capacities since 1973.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during the fiscal year ended March 31, 1997 ("Fiscal 1997"). Each current director who was in office during Fiscal 1997 attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

     The Board of Directors has established, among other Committees, an Audit Committee, a Compensation and Benefits Committee, and a Nominating Committee of the Board.

     The current members of the Audit Committee are Mr. Richardson (Chairman), Mr. Chiarella and Ms. Hessler (who was not a member of the Committee during Fiscal 1997). The Committee held one meeting during Fiscal 1997, at which it reviewed with Price Waterhouse LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, Price Waterhouse LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of Price Waterhouse LLP.

     The current members of the Compensation and Benefits Committee are Mr. Chiarella (Chairman), Ms. Hessler (who was not a member of the Committee during Fiscal 1997), Mr. Murphy, Mr. Oberlies, Dr. Palmer and Mr. Richardson. The Committee makes recommendations to the Board with respect to compensation and benefits paid to the Company's management and acts as the Stock Option Committee of the Board (see "EXECUTIVE COMPENSATION"). The Compensation and Benefits Committee held five meetings during Fiscal 1997.

     The current members of the Nominating Committee are Dr. Palmer (Chairman) and Messrs. Klimasewski and Murphy. The Nominating Committee makes nominations to the Board and considers and establishes procedures regarding nominations to the Board submitted by shareholders. The Committee held one meeting during Fiscal 1997. Shareholder recommendations for nomination to the Board should be sent to the Company, to the attention of the President.

DIRECTORS' COMPENSATION

     The Directors' Stock Plan provides for automatic, non-discretionary awards of shares of Common Stock, in lieu of cash directors' fees, to each non-employee director who elects to participate, at the rates of (i) a retainer of 1,000 shares of Common Stock for each full year during which he or she serves as a director (or such lesser number of shares as has an aggregate market value of $10,000), (ii) 200 shares of Common Stock for each meeting of the Board that he or she attends (or such lesser number of shares per meeting as has an aggregate market value of $1,500), and (iii) 100 shares of Common Stock for each meeting of a Committee of the Board that he or she attends (or such lesser number of shares per meeting as has an aggregate market value of $750). Except in certain defined instances, attendance at meetings by telephone does not qualify for such awards. A maximum of 100,000 shares of Common Stock are available for awards under the Directors' Stock Plan.

     During Fiscal 1997, the Company's six non-employee directors then in office (Messrs. Chiarella, Murphy, Oberlies, Richardson, Dr. Palmer and Gerald R. Katz) elected to participate in the Directors' Stock Plan, and an aggregate of 14,471 shares of Common Stock were so issued to them.

     During Fiscal 1997 the Company also paid to Mr. Murphy $15,000 in cash and a bonus award of 299 shares of Common Stock (having a market value of $2,500 on the date of the award) for his additional services as Chairman of the Board.

     Directors who are also employees of the Company (currently, Messrs. Klimasewski, Garelick and Schulp) are paid no compensation for their services as directors.

DIRECTORS' WARRANT GRANTS AND EXERCISES

     Pursuant to the Company's Amended and Restated Directors' Warrant Plan (the "Warrant Plan"), during Fiscal 1997 each non-employee director of the Company then in office (Messrs. Chiarella, Murphy, Oberlies, Richardson, Dr. Palmer and Gerald R. Katz), received an automatic, non-discretionary grant of a warrant, expiring on August 20, 2001, to purchase 2,000 shares of Common Stock at an exercise price of $8.375 per share (the market price of the Common Stock on the grant date). Each warrant becomes exercisable in 500-share increments on specified dates provided that the market price of the Common Stock reaches and maintains certain specified levels; in any event, each warrant vests and becomes exercisable no later than August 21, 2000. None of such warrants is transferable except by will or intestacy, and during the director's lifetime they are exercisable only by the director. Unexercised warrants lapse on the date a director ceases to be a director of the Company, except that if one ceases to be a director by reason of his or her death, the warrant lapses 90 days thereafter.

     During Fiscal 1997, non-employee directors exercised warrants previously granted to them under the Warrant Plan and purchased shares of Common Stock as follows: Dr. Palmer -- 2,000 shares at $3.00; and Gerald R. Katz -- 1,000 shares at $3.00, 800 shares at $6.50 and 400 shares at $8.375.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During Fiscal 1997, Mr. Klimasewski and Mr. Schulp each inadvertently filed late with the Securities and Exchange Commission (the "SEC") one report disclosing one transaction in his Common Stock. All of the Company's directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                               EXECUTIVE OFFICERS

     The Company is currently served by three executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

     ROBERT G. KLIMASEWSKI, age 54, has served as President and Chief Executive Officer of the Company since June 1994. He has served as a director of the Company since 1982, and is also the Vice Chairman of Burleigh Instruments, Inc., a manufacturer of laser instrumentation and micropositioning equipment, which he founded in 1972.

     ERIC W. MCINROY, age 50, has served as Executive Vice President and Chief Operating Officer of the Company since April 1996. From 1982 until April 1996, he was President of the Company's Transcat Division. He has also served as Vice President of Transmation (Canada) Inc. since 1979.

     JOHN A. MISIASZEK, age 49, is Vice President-Finance of the Company, a position he has held since 1982. Mr. Misiaszek, a certified public accountant who has been with the Company since 1975, has also served as Secretary and Treasurer of the Company for more than the past five years.

                             EXECUTIVE COMPENSATION

     Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the fiscal years ended March 31, 1997, 1996 and 1995, paid by the Company to those persons who were, at March 31, 1997, the Chief Executive Officer and each other executive officer of the Company (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                     ANNUAL COMPENSATION        OTHER        ------------
                                     --------------------       ANNUAL          OPTION        ALL OTHER
         NAME AND                     SALARY      BONUS      COMPENSATION       GRANTS       COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)(1)      ($)(1)        ($)(2)           (#)            ($)(3)
---------------------------  ----    --------    --------    ------------    ------------    ------------
ROBERT G. KLIMASEWSKI        1997    $200,000    $280,000(5)       0             80,000(6)           0
President and Chief          1996     150,000     259,300(7)       0                  0              0
Executive Officer (4)        1995     108,788           0          0            100,000              0

ERIC W. MCINROY              1997     120,750     100,000          0             50,000(6)           0
Executive Vice President     1996     114,578      57,212          0             30,000              0
and Chief Operating Officer  1995     135,000           0          0             15,000         $  960

JOHN A. MISIASZEK            1997      90,300      80,000          0             30,000(6)       2,517
Vice President-Finance       1996      86,000      39,822          0                  0          1,348
                             1995      86,000           0          0             12,000            950

---------------

(1) The amounts shown include cash compensation earned during the fiscal year indicated (whether paid during or subsequent to that year) as well as cash compensation deferred at the election of the Named Executive into the Company's Long Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan").

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation for any year does not exceed 10% of the total amount of annual salary and bonus for any Named Executive.

(3) The amounts shown reflect the Company's contributions to the 401(k) Plan.

(4) Mr. Klimasewski became President and Chief Executive Officer of the Company late in the first quarter of Fiscal 1995. Prior to that, he served as an outside director of the Company but was not employed by the Company in any capacity. The amount shown as salary for Fiscal 1995 includes $2,450 in standard outside directors' fees paid to Mr. Klimasewski in that year prior to his becoming President and Chief Executive Officer.

(5) Pursuant to Mr. Klimasewski's employment agreement, 70% of such bonus was paid in cash and 30% was paid in the form of 6,720 shares of Common Stock (based on the market value of the Common Stock on the date of payment of the bonus).

(6) All of such options are conditional options, which are not effective unless the shareholders approve and ratify at the Meeting the proposed amendments to the Amended and Restated 1993 Stock Option Plan and the Employees' Stock Purchase Plan (collectively, the "Proposed Amendments"). See "TWO PROPOSALS WHICH HAVE THE EFFECT OF 'TRANSFERRING' 350,000 PREVIOUSLY AUTHORIZED SHARES BETWEEN EXISTING EMPLOYEE BENEFIT PLANS." Failing such approval and ratification, all of such options will be automatically cancelled.

(7) Includes a one-time cash bonus of $100,000 paid to Mr. Klimasewski as an incentive to entering into his April 1, 1995 employment agreement with the Company. See "EXECUTIVE COMPENSATION -- EMPLOYMENT AGREEMENTS."

STOCK OPTIONS

     Shown below is further information on grants of stock options during Fiscal 1997 to the Named Executives. The Company has no provision for stock appreciation rights.

     All of the options granted to the Named Executives during Fiscal 1997 are conditional options, which are not effective unless the shareholders approve and ratify the Proposed Amendments at the Meeting. See "TWO PROPOSALS WHICH HAVE THE EFFECT OF 'TRANSFERRING' 350,000 PREVIOUSLY AUTHORIZED SHARES BETWEEN EXISTING EMPLOYEE BENEFIT PLANS." Failing such approval and ratification, all of such options will be automatically cancelled. Conditional options were granted to the Named Executives and three other executives so as to enable the Company to have sufficient shares to grant non-conditional options to lower level employees.

                          OPTION GRANTS IN FISCAL 1997

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                          ------------------------------------------------------              VALUE
                                          PERCENT OF                                    AT ASSUMED ANNUAL
                                            TOTAL                                            RATES OF
                                           OPTIONS                                         STOCK PRICE
                          CONDITIONAL     GRANTED TO                                       APPRECIATION
                            OPTIONS       EMPLOYEES      EXERCISE                      FOR OPTION TERM (3)
                            GRANTED       IN FISCAL       PRICE       EXPIRATION      ----------------------
          NAME              (#)(1)         YEAR (2)       ($/SH)         DATE          5% ($)       10% ($)
------------------------  -----------     ----------     --------     ----------      --------      --------
Robert G. Klimasewski        80,000          22.2%          $9.25       2/16/02       $204,464      $451,768
Eric W. McInroy              50,000          13.9           $9.25       2/16/02        127,790       282,355
John A. Misiaszek            30,000           8.3           $9.25       2/16/02         76,674       169,413

---------------

(1) Does not include additional conditional options, granted after the close of Fiscal 1997 to each of the Named Executives and another executive, to purchase 26,000 shares each at $13.875 per share. Such conditional options are likewise not effective unless the shareholders approve and ratify the Proposed Amendments at the Meeting, and failing such approval and ratification, they will be automatically cancelled.

(2) Total consists of an aggregate of 124,580 non-conditional options and 235,000 conditional options.

(3) The dollar amounts in these columns are the result of calculations of potential realizable value at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of the Common Stock. There can be no assurance that the Common Stock will perform at the assumed annual rates shown in the table. The Company will neither make nor endorse any predictions as to future stock performance. As an alternative to the assumed potential realizable values stated in the 5% and 10% columns, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options.

     Shown below is information with respect to (i) options exercised by the Named Executives during Fiscal 1997 and (ii) unexercised options held by the Named Executives at the end of Fiscal 1997.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                         FISCAL YEAR-END OPTION VALUES

                          SHARES                                                       VALUE OF ALL UNEXERCISED
                         ACQUIRED                    UNEXERCISED OPTIONS HELD           IN-THE-MONEY OPTIONS AT
                            ON         VALUE               AT FY-END (#)                    FY-END ($) (2)
                         EXERCISE     REALIZED     -----------------------------     -----------------------------
         NAME              (#)        ($) (1)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------  --------     --------     -----------     -------------     -----------     -------------
Robert G. Klimasewski          -             -        52,500(3)       130,000(4)      $ 515,000(3)     $ 867,500(4)
Eric W. McInroy                -             -        18,592           76,408(4)        158,521          455,460(4)
John A. Misiaszek          5,000      $ 30,000         6,000           36,000(4)         58,500          201,000(4)

---------------

(1) Expressed as the excess of the market value of the Common Stock on the date of exercise over the exercise price of the option.

(2) Expressed as the excess of the market value of the Common Stock at fiscal year-end ($14.00 per share) over the exercise price of each option.

(3) Includes warrants to purchase 2,500 shares granted in 1993 under the Directors' Warrant Plan, when Mr. Klimasewski was an outside director of the Company.

(4) Includes conditional options, which are not effective unless the shareholders approve and ratify the Proposed Amendments at the Meeting. See "OPTION GRANTS IN FISCAL 1997" immediately above and "TWO PROPOSALS WHICH HAVE THE EFFECT OF 'TRANSFERRING' 350,000 PREVIOUSLY AUTHORIZED SHARES BETWEEN EXISTING EMPLOYEE BENEFIT PLANS."

EMPLOYMENT AGREEMENTS

     Prior to Fiscal 1997, the Company and Mr. Klimasewski were party to a one-year employment agreement dated April 1, 1995. Effective April 1, 1996, the Company and Mr. Klimasewski extended the term of his employment agreement for two years and amended certain of the provisions thereof. The provisions of Mr. Klimasewski's employment agreement, as extended and amended, are described in "EXECUTIVE COMPENSATION -- REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION." Mr. Klimasewski has also agreed not to compete with the Company during the term of his employment agreement, as so extended.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
WITH RESPECT TO EXECUTIVE COMPENSATION

     The following report of the Compensation and Benefits Committee (the "Committee") shall not be deemed incorporated by reference by any statement which incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange

Act of 1934, as amended (the "Exchange Act") (except to the extent that the Company specifically incorporates this information by reference), nor shall it otherwise be deemed filed under either such Act.

     The following discussion applies to the compensation of all of the Company's senior executives, including Robert G. Klimasewski, the Chief Executive Officer, and the other Named Executives, except to the extent that certain elements of Mr. Klimasewski's compensation are fixed pursuant to contract with the Company (see "CHIEF EXECUTIVE OFFICER COMPENSATION" later in this Report).

     EXECUTIVE COMPENSATION PHILOSOPHY. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the short-term and long-term success of the Company and each of its operating divisions and contribute to increasing shareholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters based on this review. More importantly, the Company's executive compensation program is intended to compensate sustained performance. Executives are rewarded based upon corporate performance, divisional performance and individual performance. Corporate performance and divisional performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to benchmarks. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and goals. The primary criteria for the awarding of incentive compensation are as follows:

     - Company-wide profitability in excess of an annually predetermined amount is a prerequisite to the payment of any incentive compensation, so that every executive is motivated to achieve profitability for the entire Company

     - Incentive compensation is measured by the Company's and each operating division's success in meeting key line items in the Company's budget, particularly profits

     - Divisional success for purposes of incentive compensation is measured by sales, gross margin and divisional profitability

     - Leadership, and the extent to which an individual sets, meets and exceeds goals that are beneficial to the Company's long-term success, are rewarded

     - Controlling expenses, as measured against budget, is rewarded.

     In the first quarter of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, an annual salary plan for the executives other than the Chief Executive Officer (whose salary is fixed by contract). This salary plan is developed under the ultimate direction of the Chief Executive Officer based on industry peer group information and performance judgments as to the past and expected future contributions of each executive.

     Prior to the start of each fiscal year, the Chief Executive Officer sets individualized objectives and key goals for each of the Company's executives in keeping with the criteria set forth above. During each fiscal year, the Chief Executive Officer gives executives ongoing feedback on performance. After the end of the fiscal year, the Chief Executive Officer evaluates each executive's accomplishment of objectives and attainment of key goals and provides performance appraisals to the Committee along with recommendations on salary, bonuses and stock options. The performance appraisals and recommendations are considered by the Committee in deciding whether to grant performance awards and in establishing the base salary for executives for the next fiscal year. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance is provided by the Chairman of the Board on behalf of the Committee.

     EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is structured to attract and retain key executives capable of improving products and services, promoting technological innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing shareholder value.

     The annual compensation paid to executives consists of a base salary, cash bonuses and, in some circumstances, stock bonuses. Salaries are reviewed by the Committee at least annually, and may be changed based on (i) information derived from the evaluation procedures described above and a determination that an individual's contributions to the Company have increased or decreased, (ii) changes in competitive compensation levels, and/or (iii) changes in the Company's business prospects.

     Performance awards in the form of cash bonuses are awarded under the Company's Annual Executive Bonus Plan, which is formulated and approved annually by the Committee. Under this Plan, the Company must first make a profit at a level determined annually by the Committee before any bonuses are paid to executives. Once that threshold is reached, a bonus pool is established from which a participating executive receives a bonus at a predetermined percentage of the pool, subject to a reduction of up to 25% at the discretion of the Chief Executive Officer. Based on the Company's financial performance in Fiscal 1997, the three Named Executives were awarded cash bonuses for Fiscal 1997 aggregating $460,000. A portion of that bonus payable to Mr. Klimasewski was instead paid to him in Common Stock. See "CHIEF EXECUTIVE OFFICER COMPENSATION" later in this Report.

     Long-term incentives are intended to be provided through the grant of stock options under the Amended and Restated 1993 Stock Option Plan. The Committee views stock options as a means of aligning the long range interests of all employees, including executives, with those of the shareholders by providing them with the opportunity to build a meaningful stake in the Company. During Fiscal 1997, the Committee granted to an aggregate of 115 employees at all levels of employment non-conditional options to purchase an aggregate of 124,580 shares of Common Stock. In addition, during Fiscal 1997 the Committee granted to six executives, including the three Named Executives, conditional options to purchase an aggregate of 235,000 shares. See "EXECUTIVE COMPENSATION -- STOCK OPTIONS." Such conditional options were granted so as to enable the Company to have sufficient shares to grant non-conditional options to lower level employees. Failing the shareholders' approval and ratification of the Proposed Amendments at the Meeting, all of such conditional options will be automatically cancelled. See "TWO PROPOSALS WHICH HAVE THE EFFECT OF 'TRANSFERRING' 350,000 PREVIOUSLY AUTHORIZED SHARES BETWEEN EXISTING EMPLOYEE BENEFIT PLANS."

     Executive and other employees are also entitled to participate in the Company's Long-Term Savings and Deferred Profit Sharing Plan, a 401(k) plan.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Robert G. Klimasewski was elected President and Chief Executive Officer of the Company in June 1994 upon the resignation of William J. Berk, the Company's founder. The Committee, with the concurrence of the Board of Directors, credits the Company's continued financial success in Fiscal 1995, Fiscal 1996 and Fiscal 1997 in large measure to Mr. Klimasewski's leadership. The Company's net income increased to $2,059,736 in Fiscal 1997 from $1,234,723 in Fiscal 1996 and $381,785 in Fiscal 1995. This amounted to net income of $0.67 per share in Fiscal 1997 compared to $0.49 per share in Fiscal 1996 and $0.16 per share in Fiscal 1995. In addition, net sales increased to $47.3 million in Fiscal 1997 from $38.4 million in Fiscal 1996 and $37.3 million in Fiscal 1995. Further, under Mr. Klimasewski's leadership, the Company completed its acquisition of Altek in April 1996 and its acquisition of the assets of E.I.L. Instruments, Inc. in April 1997, immediately after the close of Fiscal 1997 (respectively, the "Altek Acquisition" and the "E.I.L. Acquisition").

     Effective April 1, 1996, the Company and Mr. Klimasewski entered into an extension and amendment of his employment agreement (the "Extension"), approved by the Board of Directors on the Committee's recommendation, which reflects the Committee's assessment of Mr. Klimasewski's proven results and his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company. Under the Extension, which expires on March 31, 1998 but may be renewed for one year thereafter if both parties so elect, Mr. Klimasewski's annual salary was $200,000 during Fiscal 1997 and will be $235,000 during Fiscal 1998.

     As an annual incentive, the Extension also provides for the payment to Mr. Klimasewski of an annual cash bonus pursuant to the Company's Annual Executive Bonus Plan (which amounted to a bonus of

$280,000 for Fiscal 1997); however, pursuant to the Extension, Mr. Klimasewski receives 70% of each such annual bonus in cash and 30% in the form of shares of Common Stock. As a result, Mr. Klimasewski was issued 6,720 shares of Common Stock as a bonus for Fiscal 1997. Mr. Klimasewski may so receive a maximum of 17,580 shares during the remaining years of the Extension, and to the extent that he would otherwise be entitled to bonus shares in excess of that number, the excess bonus compensation will instead be paid to him in cash. The Committee believes that paying Mr. Klimasewski part of his bonus compensation in shares of Common Stock enhances his commitment to the Company as a shareholder.

     In addition, as a long-term incentive to enhancing shareholder value, during Fiscal 1997 Mr. Klimasewski was granted conditional options to purchase 80,000 shares of Common Stock. Such options are not effective unless the shareholders approve and ratify the Proposed Amendments at the Meeting. See "EXECUTIVE COMPENSATION PROGRAM" earlier in this Report.

     Mr. Klimasewski's employment agreement is terminable by either party on 30 days' notice, but if the Company terminates the agreement without cause (as defined), Mr. Klimasewski will be entitled to severance in an amount equal to the total compensation (including bonuses, benefits and stock compensation) payable to him during the 12 months immediately preceding termination.

     Based on its study and review of comparable companies, the Committee believes that the Extension fixes Mr. Klimasewski's total compensation (salary and bonus) at a level that is commensurate with amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and results at similarly positioned companies.

                                          COMPENSATION AND BENEFITS COMMITTEE

                                          Angelo J. Chiarella, Chairman
                                          Nancy D. Hessler*
                                          Cornelius J. Murphy
                                          John W. Oberlies
                                          Harvey J. Palmer
                                          Arthur M. Richardson

* Ms. Hessler did not become a member of the Committee until after the close of Fiscal 1997.

INSIDER PARTICIPATION IN COMPENSATION AND BENEFITS COMMITTEE

     The Chief Executive Officer of the Company consults with the Compensation and Benefits Committee. He participates in discussions of the Committee and makes recommendations to it, but he does not vote or otherwise participate in the Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation and Benefits Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Compensation and Benefits Committee with respect to his own compensation and benefits.

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the five most recent fiscal years, the cumulative total shareholder return on the Common Stock, based on the market price thereof, with the cumulative total return of companies on the Standard & Poor's 500 Index and the Standard & Poor's Technology 500 Index.


                    COMPARISON OF CUMULATIVE TOTAL RETURN
                                          Years Ending

                   Mar92      Mar93      Mar94     Mar95     Mar96     Mar97
TRANSMATION INC.    100       161.11    188.89     236.09   283.33     622.22

S&P 500 INDEX       100       115.19    116.89     135.06   178.28     213.57

TECHNOLOGY 500      100       109.88    129.24     163.54   220.80     298.48



ASSUMES $100 INVESTED ON MARCH 31, 1992 IN THE COMPANY'S COMMON STOCK, THE COMPANIES COMPRISING THE STANDARD & POOR'S 500 INDEX AND THE COMPANIES COMPRISING THE STANDARD & POOR'S TECHNOLOGY 500 INDEX.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

     The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                              RELATED TRANSACTIONS

     The Company has a Consulting Agreement dated April 1, 1979 and amended April 1, 1990, with William J. Berk, a significant shareholder of the Company and its former Chairman of the Board, President and Chief Executive Officer, pursuant to which the Company will retain him as a consultant for 20 years commencing March 1, 1995, and will pay him $30,000 a year for the first ten years and $20,000 a year for the remainder. Such payments are not dependent upon the actual rendering of consulting services. Throughout the consulting period the Company must also provide Mr. Berk with substantially the same fringe benefits as were provided to him when he was employed by the Company, including reimbursement for medical expenses up to $10,000 annually and for accounting and legal expenses up to $10,000 annually. Mr. Berk has agreed that he will not compete with the Company for so long as he receives payments from the Company in any form.

     Pursuant to a Disability, Supplemental Death Benefit and Retirement Agreement with Mr. Berk dated April 1, 1979 and amended April 1, 1990, the Company must make annual payments to Mr. Berk, commencing March 1, 1995 and continuing for the rest of his life, in the amount of $96,456. Upon Mr. Berk's death, his wife will be paid 60% of that amount annually for the rest of her life. The payments due under this agreement are not insured or funded nor are any assets segregated for the benefit of Mr. Berk or his wife.

     Pursuant to a Stock Registration and Repurchase Agreement with Mr. Berk dated April 1, 1979 and amended April 1, 1990, during Mr. Berk's lifetime and for five years after his death, Mr. Berk and his estate have "piggy-back" registration rights, at the Company's expense (with certain exceptions), with respect to the same number of his shares as are being registered by the Company. In addition, within five years after Mr. Berk's death, his estate has a one-time demand registration right with respect to the Common Stock owned by the estate. In addition, at the request of Mr. Berk's estate, the Company will redeem from his estate the maximum number of shares permitted by sec.303 of the Internal Revenue Code (the "Code"), at the market value of the Common Stock at the time of his death, except that no such redemption will be required if it would cause a default under any agreement of the Company or a violation of law. The Company has agreed to use its best efforts to obtain a waiver or modification of any agreement or take such proper corporate action to cure any violation of law so as to enable the redemption to take place.

     On April 3, 1996, the Company acquired Altek from E. Lee Garelick (now a director of the Company) and James N. Wurtz for a total purchase price, negotiated at arms length, consisting of $1,700,000 in cash, $3,100,000 in aggregate principal amount of unsecured notes, 300,000 shares of Common Stock and payment of Altek's bank debt of approximately $806,000. Of such total purchase price, Mr. Garelick was paid $963,333 in cash, an unsecured note in the principal amount of $1,756,666, bearing interest at 8% per year, of which a balance of $1,416,666 remains payable on April 1, 1998, and an aggregate of 170,000 shares of Common Stock. In addition, pursuant to the Stock Purchase Agreement providing for the Altek Acquisition: (i) if at any time prior to October 3, 1998 the market price of the Common Stock falls below $4.00 per share for 20 of 30 consecutive trading days, Mr. Garelick has the right to require the Company to repurchase his Common Stock at $4.00 per share, subject to certain conditions, including the prior consent of the Company's lender; (ii) until April 3, 2006, Mr. Garelick has "piggy-back" registration rights with respect to his shares of Common Stock, subject to certain conditions; and (iii) subject to the prior consent of the Company's lender, the Company has the right of first refusal to purchase, at an average market price, shares of Common Stock which Mr. Garelick proposes to dispose of (other than in certain transactions).

     The Company and Mr. Garelick are also parties to a three-year employment agreement, commencing April 3, 1996, providing for him to serve in a senior executive capacity at an annual salary of $150,000. The employment agreement contemplates that Mr. Garelick will devote to the performance of his duties, on average, more than one week per month but less than three weeks per month during the first year of the employment term, and less time during subsequent years. If the employment agreement is terminated by the Company without defined cause, or by reason of Mr. Garelick's death or defined disability, the Company will continue to pay his salary for the balance of the three-year term.

     The owner of the premises on which Altek's business is conducted is a corporation owned by the adult children of Mr. Garelick and Mr. Wurtz. Altek leases those premises from the owner pursuant to a lease expiring in December 2000, at a rental of $64,404 per year, which the Company believes to be a market rental rate.

                     TWO PROPOSALS WHICH HAVE THE EFFECT OF
              "TRANSFERRING" 350,000 PREVIOUSLY AUTHORIZED SHARES
                    BETWEEN EXISTING EMPLOYEE BENEFIT PLANS

BACKGROUND OF PLANS AND DESCRIPTION OF PROPOSED AMENDMENTS

     The Transmation, Inc. Employees' Stock Purchase Plan (the "Purchase Plan") was initially approved by the shareholders at the 1995 Annual Meeting and amended as approved by the shareholders at the 1996 Annual Meeting. (The Board of Directors has also approved and adopted certain technical amendments to the Purchase Plan which did not require shareholder approval.) The Purchase Plan is intended to encourage ownership of Common Stock by present and future employees of the Company at all levels of employment, and thereby provide to employees the benefit of the incentive created by stock ownership.

     The Transmation, Inc. Amended and Restated 1993 Stock Option Plan (the "Option Plan") was initially approved by the shareholders at the 1993 Annual Meeting, amended and restated as approved by the shareholders at the 1995 Annual Meeting, and further amended as approved by the shareholders at the 1996 Annual Meeting. (The Board of Directors has also approved and adopted certain technical amendments to the Option Plan which did not require shareholder approval.) The Option Plan is designed to provide incentives in the form of stock options to eligible employees of the Company and its subsidiaries, and is intended to motivate employees to excel in their work, influence employees to align their prospects with that of the shareholders, and serve the Company as a compensation vehicle that will help to attract, hire and retain superior employees.

     The shareholders have previously authorized the grant under the Option Plan of options to purchase up to 600,000 shares of Common Stock. The Company has adopted a policy of granting options to all full-time employees at all levels of employment, and the Board of Directors believes that such grants have helped to motivate employees to excel in their work by aligning their prospects with those of the Company's shareholders. The Board of Directors further believes that the Company's successful financial performance since 1995 has been due, in part, to this policy and the incentive which it provides to employees.

     In furtherance of this policy, the Company has to date granted to over 475 employees (including substantially all new employees resulting from the Altek Acquisition and the E.I.L. Acquisition) outstanding non-conditional options to purchase 560,690 of the 600,000 shares of Common Stock currently available under the Option Plan. Therefore, the Company is unable to make significant future option grants to new employees or as further incentive to existing employees.

     In addition, as an incentive to accomplishing the E.I.L. Acquisition and subsequent business integration, during and after the close of Fiscal 1997 the Company granted to the six executives (including the three Named Executives) who were instrumental in that effort conditional options to purchase an aggregate of 339,000 shares; such option grants are conditioned on the shareholders' approval and ratification of the Proposed Amendments at the Meeting, and failing such approval and ratification, all of such conditional options will be automatically cancelled. Conditional (rather than non-conditional) options were granted to the six executives so as to enable the Company to have sufficient shares to grant non-conditional options to lower level employees. If the Proposed Amendments are approved and ratified by the shareholders at the Meeting, the Company will then have 50,310 shares of Common Stock available for future grants under the Option Plan. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan would assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

     The shareholders have previously authorized the purchase under the Purchase Plan of up to 450,000 shares of Common Stock. However, since the Purchase Plan became effective on October 1, 1995 through May 31, 1997, only 19,455 shares of Common Stock (or approximately 12,290 shares per year) have been purchased thereunder. The Board of Directors believes that this is due, at least in part, to the limitations imposed by the Code on the number of shares that an employee may purchase annually under the Plan. See "DESCRIPTION OF PURCHASE PLAN AS PROPOSED TO BE AMENDED -- PURCHASE OF SHARES" under Proposal "A." below.

     The Board of Directors believes that a substantial portion of the shares available for purchase under the Purchase Plan would be better used as an incentive to employees if they were instead available for option grants under the Option Plan. Therefore, on February 17, 1997, the Board of Directors approved and adopted, (A) Amendment No. 3 to the Purchase Plan, which amends
Section 3 of the Purchase Plan to reduce the number of shares available for purchase thereunder from 450,000 to 100,000 (the "Purchase Plan Amendment"), and
(B) Amendment No. 3 to the Option Plan, which amends Section 4 of the Option Plan to increase the number of shares available for option grants thereunder from 600,000 to 950,000 (the "Option Plan Amendment"). Each of the Proposed Amendments was approved and adopted by the Board of Directors subject to approval and ratification of both of the Proposed Amendments by the shareholders at the Meeting.

IF THE SHAREHOLDERS FAIL TO APPROVE AND RATIFY BOTH OF THE PROPOSED AMENDMENTS AT THE MEETING, NEITHER OF THE PROPOSED AMENDMENTS WILL BECOME EFFECTIVE, AND BOTH OF THE PROPOSED AMENDMENTS WILL INSTEAD BE NULL AND VOID AND OF NO EFFECT.

     The Board of Directors believes that the two Proposed Amendments are in the best interests of the Company and its shareholders because they permit the Company to continue to receive the benefits of the Option Plan without increasing the total number of shares of Common Stock available under the Company's employee benefit plans, or the dilutive effect thereof. The Board also believes that the Purchase Plan Amendment leaves the Purchase Plan with a sufficient number of shares available for future purchase thereunder to accomplish the original intent and purpose of the Purchase Plan.

     Further information about the Proposed Amendments, the Purchase Plan and the Option Plan are set forth below.

A. PROPOSAL TO APPROVE AND RATIFY THE PURCHASE PLAN AMENDMENT TO REDUCE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE FROM 450,000 TO 100,000

DESCRIPTION OF PURCHASE PLAN AS PROPOSED TO BE AMENDED

     The following is a summary of the principal features of the Purchase Plan.

     REDUCTION OF SHARES AVAILABLE. The Purchase Plan currently provides for the purchase of up to 450,000 shares of Common Stock (subject to adjustment as described below). The Purchase Plan Amendment, if approved by the shareholders, would reduce such aggregate number of shares to 100,000. As of June 20, 1997, 19,455 shares of Common Stock had been purchased under the Purchase Plan since it became effective on October 1, 1995. Shares subject to the Purchase Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for purchase under the Purchase Plan will be appropriately adjusted.

     ELIGIBLE EMPLOYEES. Each employee of the Company (and of any subsidiary of the Company designated by the Board of Directors for participation) is eligible to participate in the Purchase Plan, provided that his customary employment is for more than 20 hours per week and he has been employed for at least six months. As of June 20, 1997, there were approximately 470 employees of the Company and its designated subsidiaries eligible to participate in the Purchase Plan.

     PURCHASE OF SHARES. Eligible employees may participate by enrolling in the Purchase Plan and authorizing specified payroll deductions, of up to 10% of regular earnings, for the purchase of shares of Common Stock at a purchase price that is 85% of the then-current market value of the Common Stock. No participating employee may, during any calendar year, purchase shares through the Purchase Plan having an aggregate fair market value in excess of $25,000. In addition, a participating employee may not make purchases through the Purchase Plan if such purchases would cause him to own 5% or more of the then outstanding shares of Common Stock. Upon the death or termination of employment of any participating employee, any amount remaining in his payroll deduction account will be refunded to him or his estate.

     ADMINISTRATION AND AMENDMENT. The Purchase Plan is administered by the Stock Option Committee under the Option Plan, or such other committee appointed by the Board of Directors, comprised of at least two disinterested members of the Board. The Board of Directors may amend the Purchase Plan at any time, provided that shareholder approval is required for amendments that materially
(i) increase the benefits accruing to participating employees, (ii) increase (other than pursuant to the adjustment provisions described above) the number of shares that may be issued under the Purchase Plan, or (iii) modify the requirements as to eligibility for participation. The Board of Directors may terminate the Purchase Plan at any time.

     SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the shares issuable pursuant to the Purchase Plan.

     NEW PLAN BENEFITS. The following table sets forth the number of shares of Common Stock actually purchased by the Named Executives and by certain groups of individuals pursuant to the Purchase Plan, and the dollar value of the benefit to them from participation in the Purchase Plan, during Fiscal 1997.

                                  DOLLAR VALUE      NUMBER OF
      NAME AND POSITION              ($)(1)           SHARES
------------------------------    ------------     ------------
ROBERT G. KLIMASEWSKI              $    1,147             861
President and
Chief Executive Officer

ERIC W. MCINROY                           459             344
Executive Vice President and
Chief Operating Officer

JOHN A. MISIASZEK                         229             172
Vice President-Finance

ALL EXECUTIVE OFFICERS                  1,835           1,377

ALL DIRECTORS WHO ARE NOT                 459             344
EXECUTIVE OFFICERS

ALL EMPLOYEES WHO ARE NOT              13,379           9,823
EXECUTIVE OFFICERS OR
DIRECTORS

---------------

(1) Expressed as the excess of the market value of the Common Stock on each date of purchase over the purchase price paid for such shares under the Purchase Plan (85% of the market value of the Common Stock on each date of purchase).

REQUIRED VOTE AND BOARD RECOMMENDATION

     The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the approval and ratification of the Purchase Plan Amendment. In addition, approval and ratification of the Purchase Plan Amendment is subject to the shareholders' approval and ratification of the Option Plan Amendment as well. See Proposal "B." immediately below. The Board of Directors recommends a vote in favor of this proposal and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

B. PROPOSAL TO APPROVE AND RATIFY THE OPTION PLAN AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS FROM 600,000 TO 950,000

DESCRIPTION OF OPTION PLAN AS PROPOSED TO BE AMENDED

     The following is a summary of the principal features of the Option Plan.

     INCREASE OF SHARES AVAILABLE. The Option Plan currently provides for the granting of stock options to purchase up to 600,000 shares of Common Stock (subject to adjustment as described below). The Option Plan Amendment, if approved by the shareholders, would increase such aggregate number of shares to 950,000. If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan.

     NATURE OF OPTIONS. The Company may grant under the Option Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Stock Options"). The Company receives no consideration for the grant of any options under the Option Plan.

     TERM. The Option Plan will continue in effect until all shares of Common Stock subject to issuance under options granted thereunder have been purchased or expire unexercised, provided that no options may be granted under the Option Plan after June 14, 2003.

     ADMINISTRATION. The Option Plan is administered by a committee (the "Stock Option Committee") comprised of the members of the Compensation and Benefits Committee of the Board of Directors. Each member of the Stock Option Committee and each member of the Compensation and Benefits Committee must be a disinterested director within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Stock Option Committee has authority in its discretion and without limitation (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date when each option becomes exercisable, and the vesting schedule of each option, and (ii) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons. Notwithstanding the foregoing, all actions of the Stock Option Committee are subject to the approval of the Compensation and Benefits Committee.

     ELIGIBILITY. Options under the Option Plan may be granted to all full-time employees of the Company, as the Stock Option Committee may select from time to time, including those who are also officers or directors of the Company. As of June 20, 1997, the Company had approximately 490 full-time employees eligible to participate in the Option Plan.

     VESTING OF OPTIONS. Subject to prior expiration (as described below), options granted under the Option Plan vest and become exercisable over a four-year period, and only if the market price of the Common Stock reaches certain specified levels for 20 of 30 consecutive days, as follows:

FOR OPTIONS GRANTED DURING THE 1995 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
       LEAST                  AFTER           TO THE EXTENT OF
--------------------     ----------------    ------------------
       $ 7.00            the grant date              25%
       $12.00            January 1, 1996             25%
       $16.00            January 1, 1997             25%
       $20.00            January 1, 1998             25%

FOR OPTIONS GRANTED DURING THE 1996 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
       LEAST                  AFTER           TO THE EXTENT OF
--------------------     ----------------    ------------------
       $12.00            the grant date              25%
       $16.00            January 1, 1997             25%
       $20.00            January 1, 1998             25%
       $20.00            January 1, 1999             25%

FOR OPTIONS GRANTED DURING THE 1997 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
       LEAST                  AFTER           TO THE EXTENT OF
--------------------     ----------------    ------------------
       $16.00            the grant date              25%
       $20.00            January 1, 1998             25%
       $20.00            January 1, 1999             25%
       $20.00            January 1, 2000             25%

FOR OPTIONS GRANTED DURING THE 1998 CALENDAR YEAR:

IF THE MARKET VALUE
OF A SHARE OF COMMON                         THE OPTION WILL BE
  STOCK EQUALS AT                               EXERCISABLE
       LEAST                  AFTER           TO THE EXTENT OF
--------------------     ----------------    ------------------
       $20.00            the grant date              25%
       $24.00            January 1, 1999             25%
       $30.00            January 1, 2000             25%
       $38.00            January 1, 2001             25%

     However, if and to the extent any of the market value requirements described above are not satisfied, the balance of each option granted under the Option Plan nevertheless becomes exercisable no later than the fourth anniversary of its grant date.

     TERMS AND CONDITIONS OF OPTIONS; OPTION PRICE. Except as described below, the minimum option price of any option granted under the Option Plan is the market value of the Common Stock on the grant date of the option, and the term of the option, which is determined by the Stock Option Committee, may not exceed ten years from the grant date. The market value of the Common Stock (reflected by the last sale price thereof as reported by the Nasdaq Stock Market) on June 20, 1997 was $14.00 per share.

     Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

     An optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Stock Option Committee on the option grant date: (i) in cash; (ii) by delivery of shares of Common Stock (valued at its then market value) already owned by the optionee; or
(iii) by the Company withholding shares of Common Stock (valued at its then market value) that would otherwise be delivered to the optionee upon such exercise.

     NON-TRANSFERABILITY; EFFECT OF DEATH OR TERMINATION OF EMPLOYMENT. During the lifetime of an optionee, an option may be exercised only by him and only while he is an employee and has been an employee continuously since the option grant. Options may be exercised for stated periods after termination of employment in the case of the optionee's death, permanent and total disability, or termination for other reason. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise.

     VESTING ACCELERATION. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

     ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, and the number and kind of shares covered by each outstanding option and the price per share thereof, will be appropriately adjusted by the Stock Option Committee.

     AMENDMENTS. The Board of Directors, without further shareholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the adjustment provisions described above), no amendment may be made without the approval of the shareholders which would: (i) increase the maximum number of shares that may be issued; (ii) reduce the minimum option exercise price; (iii) change the class of individuals eligible to receive options; (iv) extend the period for granting or exercising options; (v) reduce the market price requirements for option vesting; or (vi) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the shareholders, then prior to such approval the Stock Option Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the shareholders fail to approve such amendment at their next meeting.

     SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the 600,000 shares currently issuable upon exercise of options granted under the Option Plan. If the Option Plan Amendment is approved and ratified by the shareholders at the Meeting, the Company intends to register the additional 350,000 shares issuable upon exercise of options granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

     FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

     Nonstatutory Stock Options: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise). The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee's gross income. Subject to certain limitations on the deductibility of capital losses, if an optionee disposes of any shares acquired upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the fair market value of such shares at the time ordinary income was recognized and the amount realized on disposition of such shares. The gain or loss will be either long-term or short-term, depending on whether the shares have been held for more than 12 months from the date of exercise. The Company is not entitled to any tax deduction in connection with such disposition of shares. Capital gain is taxed at ordinary income rates, except that the maximum tax rate for long-term capital gain is currently 28%.

     Incentive Stock Options: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee's individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee's individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired through the exercise of an Incentive Stock Option, the basis of the shares so acquired will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price. Subject to certain limitations on deductibility of capital losses, when the shares acquired upon exercise of an Incentive Stock Option are sold, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If such holding period requirements of the Code are not met, the sale of the shares acquired upon exercise of an Incentive Stock Option is a "disqualifying disposition" and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term or short-term depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option.

     NEW PLAN BENEFITS. The following table sets forth the amount and dollar value of all non-conditional and conditional options actually granted under the Option Plan, from the beginning of Fiscal 1997 through June 20, 1997, to the Named Executives and to certain groups of individuals. The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable.

                                  DOLLAR VALUE      NUMBER OF
      NAME AND POSITION              ($)(1)           UNITS
------------------------------    ------------     ------------
ROBERT G. KLIMASEWSKI              $  383,250         106,000
President and
Chief Executive Officer

ERIC W. MCINROY                       240,750          76,000
Executive Vice President and
Chief Operating Officer

JOHN A. MISIASZEK                     145,750          56,000
Vice President-Finance

ALL EXECUTIVE OFFICERS                769,750         238,000

ALL DIRECTORS WHO ARE NOT                   0               0
EXECUTIVE OFFICERS

ALL EMPLOYEES WHO ARE NOT           1,044,838         366,080
EXECUTIVE OFFICERS OR
DIRECTORS

---------------

(1) Expressed as the excess of the market value of the Common Stock on June 20, 1997 ($14.00 per share) over the exercise price of each option. The options were granted on various dates between April 24, 1996 and April 22, 1997 and have exercise prices ranging from $6.50 to $13.875 per share.

REQUIRED VOTE AND BOARD RECOMMENDATION

     The affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the approval and ratification of the Option Plan Amendment. In addition, approval and ratification of the Option Plan Amendment is subject to the shareholders' approval and ratification of the Purchase Plan Amendment as well. See Proposal "A." immediately above. The Board of Directors recommends a vote in favor of this proposal, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                       SELECTION OF INDEPENDENT AUDITORS

     The firm of Price Waterhouse LLP, certified public accountants, served as the independent auditors of the Company for Fiscal 1997. In addition to the audit of the Fiscal 1997 financial statements, the Company engaged Price Waterhouse LLP to perform certain services for which it was paid professional fees (see "RELATED TRANSACTIONS"). The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of Price Waterhouse LLP and approved such services prior to their being rendered.

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1998. This selection will be presented to the shareholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the shareholders do not approve this selection, the Board of Directors will reconsider its choice.

     The Company has been advised by Price Waterhouse LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order for any shareholder proposal to be included in the Company's proxy statement to be issued in connection with the 1998 Annual Meeting of Shareholders, such proposal must be received by the Company no later than March 10, 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                     John A. Misiaszek
                                                         Secretary

Dated: July 8, 1997

PROXY

                               TRANSMATION, INC.

    The undersigned hereby appoints ROBERT G. KLIMASEWSKI and JOHN A. MISIASZEK, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of TRANSMATION, INC. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the Hutchison House, 930 East Avenue, Rochester, New York, on Tuesday, August 19, 1997 at 12:00 noon, local time, and at any adjournment or adjournments thereof, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of nominees:

1. Election of Directors

[ ] FOR all nominees listed below (except as marked to the         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.
    contrary).

      Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                   STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.

  CORNELIUS J. MURPHY        DR. HARVEY J. PALMER        ARTHUR M. RICHARDSON

2. Two proposals which have the effect of "transferring" 350,000 previously authorized shares from one employee benefit plan to another. Specifically:

A. Proposal to approve and ratify an amendment to the Transmation, Inc. Employees' Stock Purchase Plan which reduces the total number of shares available for purchase thereunder from 450,000 to 100,000.
                                    [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

B. Proposal to approve and ratify an amendment to the Transmation, Inc. Amended and Restated 1993 Stock Option Plan which increases the total number of shares available for option grants thereunder from 600,000 to 950,000.
                                    [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

3. Proposal to approve and ratify the selection of Price Waterhouse LLP as independent auditors for the year ending March 31, 1998.

                                    [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                    (Continued and to be signed on reverse side)

                      (Proxy -- continued from other side)

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND, UNLESS OTHERWISE SPECIFIED, FOR EACH OF THE OTHER THREE PROPOSALS LISTED HEREIN AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 8, 1997, describing more fully the proposals set forth herein.

                                                  Dated:................. , 1997

                                                  ..............................

                                                  ..............................
                                                  Signature(s) of shareholder(s)

                                                  Please date and sign name
                                                  exactly as it appears hereon.
                                                  Executors, administrators,
                                                  trustees, etc. should so
                                                  indicate when signing. If the
                                                  shareholder is a corporation,
                                                  the full corporate name should
                                                  be inserted and the proxy
                                                  signed by an officer of the
                                                  corporation, indicating his
                                                  title.